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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                CONTACT:
                                                     James L. Simonton
                                                     (614) 870-5014


CORE MATERIALS ACQUIRES ASSETS OF
FIBERGLASS REINFORCED PLASTICS MANUFACTURER

Acquired operation serves truck makers and auto aftermarket from Mexican facility

COLUMBUS, Ohio - October 17, 2001 - Core Materials Corporation (AMEX: CME) today announced that it has acquired substantially all the assets of Airshield Corporation, a privately held manufacturer of fiberglass reinforced plastic parts for the truck and automotive-aftermarket industries. Airshield is based in Brownsville, Texas, with manufacturing operations in Matamoros, Mexico. Airshield has been operating under Chapter 11 bankruptcy protection since March 2001.

         "We believe this acquisition represents an excellent strategic addition for us," said James L. Simonton, president and chief executive officer. "Not only are we acquiring an attractive book of business and expanding our relationships within the truck industry, but we are also adding a Southwest location, some valuable new manufacturing processes, and new customer markets. In support of our strategic plan to diversify our process and customer base, we see the Airshield acquisition as an excellent complementary fit."

         Simonton said the Company would fund the acquisition out of current cash reserves and does not expect to incur any new long-term debt. He declined to disclose the purchase price but noted that Airshield's annual sales have ranged from approximately $22 million in 1999 to an estimated $15 million for 2001. The business currently employs about 500 people. "We were strongly encouraged by their customers and ours to consider this acquisition and were able to purchase these assets at a fair value in light of Airshield's bankruptcy," he added.

         Core Materials manufactures medium- to high-volume compression molded fiberglass reinforced products. Airshield, using a more labor-intensive manufacturing process, produces lower-volume open and closed molded fiberglass reinforced products. This provides Core Materials Corporation a broader product offering to serve a larger segment of the fiberglass reinforced plastics market. Airshield's customers include Freightliner Corporation,

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International Truck and Engine Corporation, Paccar Inc., Mack Trucks, Inc. and
Lund International Corporation.

         "In addition to acquiring the assets and book of business, we believe we are also obtaining some very capable and dedicated personnel who are committed to growing the business," said Simonton. There is a growing truck and automotive manufacturing business in Mexico that we are interested in serving. Entering this market through an established operation, with experienced people, is preferable to building a greenfield facility."

         Core Materials Corporation is a compounder and compression molder of sheet molding composites (SMC). The company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including transportation, marine, agricultural and commercial products. Core Materials, with its headquarters in Columbus, Ohio, currently operates plants in Columbus and Gaffney, South Carolina.

This press release contains certain "forward-looking statements" that involve certain risks and uncertainties. Core Materials' actual results may differ significantly from those discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to: business conditions in the plastics, transportation, recreation and consumer products industries, the general economy, competitive factors, the dependence on two major customers, the recent efforts of Core Materials to expand its customer base, new technologies, regulatory requirements, labor relations, the loss or inability to attract key personnel, the availability of capital, and management's decision to pursue new products or businesses which involve additional cost, risks or capital expenditures.